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                                                                       Exhibit 5

                                   August 5, 1997

The Lamson & Sessions Co.
25701 Science Park Drive
Cleveland, Ohio  44122-7313

         Re: 1988 Incentive Equity Performance Plan (as Amended as of April 26, 1996)
                  --------------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel for The Lamson & Sessions Co., an Ohio corporation (the "Registrant"), in connection with The Lamson & Sessions Co. 1988 Incentive Equity Performance Plan (as Amended as of April 26, 1996) (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon, we are of the opinion that the Registrant's Common Shares without par value (the "Common Shares") that may be issued or transferred and sold pursuant to the Plan and the authorized forms of agreements thereunder (the "Agreements") will be, when issued or transferred and sold in accordance with the Plan and such Agreements, duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Registrant to effect registration of the Common Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933. William H. Coquillette, a partner in this law firm, is a Director of the Company.

                                               Very truly yours,

                                               Jones, Day, Reavis & Pogue